As filed with the Securities and Exchange Commission on April 2, 2025

Registration No. 333-193310

Registration No. 333-205070

Registration No. 333-225799

Registration No. 333-236828

Registration No. 333-243716

Registration No. 333-280463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-193310)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-205070)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-225799)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-236828)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-243716)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-280463)

UNDER

THE SECURITIES ACT OF 1933

Intra-Cellular Therapies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4742850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Route 202/206, Suite 6

Bedminster, NJ 07921

(Address of Principal Executive Offices, Including Zip Code)

ITI, Inc. 2003 Equity Incentive Plan, as Amended

Intra-Cellular Therapies, Inc. Amended and Restated 2013 Equity Incentive Plan

Intra-Cellular Therapies, Inc. Amended and Restated 2018 Equity Incentive Plan

Intra-Cellular Therapies, Inc. 2019 Inducement Award Plan

(Full title of the plan)

Randall Nixon

Secretary

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

(Name and address of agent for service)

Telephone: (646) 440-9333

(Telephone number, including area code, of Agent for Service)

Copies to:

Robert I. Townsend, III

Ting S. Chen

Jin-Kyu Baek

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-193310), filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on January 10, 2014, pertaining to the registration of 3,037,515 shares of common stock, par value $0.0001 per share (“Shares”), of the Company, consisting of (i) 1,400,125 Shares issuable upon the exercise of outstanding options granted under the ITI, Inc. 2003 Equity Incentive Plan, as amended and (ii) 1,637,390 Shares reserved for future grant under the Intra-Cellular Therapies, Inc. 2013 Equity Incentive Plan (the “2013 Plan”);

•

Registration Statement on Form S-8 (File No. 333-205070), filed with the SEC by the Company on June 18, 2015, pertaining to the registration of 3,900,000 Shares, consisting of (i) an additional 136,506 Shares issuable upon the exercise of outstanding options granted under the amended and restated 2013 Plan (the “A&R 2013 Plan”) and (ii) an additional 3,763,494 Shares reserved for future grant under the 2013 Plan;

•

Registration Statement on Form S-8 (File No. 333-225799), filed with the SEC by the Company on June 21, 2018, pertaining to the registration of 9,762,385 Shares, consisting of (i) 60,000 Shares issuable upon the exercise of outstanding options granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”); (ii) 28,378 Shares issuable upon the vesting of outstanding restricted stock units granted under the 2018 Plan; and (iii) 9,674,007 Shares reserved for future grant under the 2018 Plan;

•

Registration Statement on Form S-8 (File No. 333-236828), filed with the SEC by the Company on March 2, 2020, pertaining to the registration of 1,000,000 Shares, consisting of (i) 6,688 Shares issuable upon the exercise of outstanding options granted under the Company’s 2019 Inducement Award Plan (the “2019 Plan”); (ii) 6,681 Shares issuable upon the vesting of outstanding restricted stock units granted under the 2019 Plan; and (iii) 986,631 Shares reserved for future grant under the 2019 Plan;

•

Registration Statement on Form S-8 (File No. 333-243716), filed with the SEC by the Company on August 10, 2020, pertaining to the registration of an additional 6,500,000 Shares reserved for future grant under the amended and restated 2018 Plan (the “A&R 2018 Plan”); and

•

Registration Statement on Form S-8 (File No. 333-280463), filed with the SEC by the Company on June 25, 2024, pertaining to the registration of an additional 5,000,000 Shares reserved for future grant under the A&R 2018 Plan.

These Post-Effective Amendments are being filed in connection with the closing on April 2, 2025 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 10, 2025 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On April 2, 2025, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedminster, State of New Jersey, on April 2, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Randall Nixon
Name:	Randall Nixon
Title:	Secretary